Exhibit 99.1

WMIH Corp. to Merge with Nationstar Mortgage, a Leading Servicer and Originator

Acquisition of Leading Mortgage Servicing Platform to Drive Substantial Value Creation for Shareholders

SEATTLE & DALLAS, FEBRUARY 13, 2018 – WMIH Corp. (NASDAQ: WMIH) (“WMIH”) and Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”) with its flagship brand Mr. Cooper® today announced that they have entered into a definitive merger agreement.

Nationstar combines mortgage servicing with a fully integrated loan originations platform, supported by its Xome® business, which provides services spanning the real estate and mortgage markets. With more than three million customers, Nationstar has made significant investments in its team, new technology and processes to ensure customers have a caring, transparent and seamless experience. As the largest non-bank servicer in the U.S., under its Mr. Cooper brand, Nationstar is uniquely positioned for growth in a highly addressable and extremely healthy housing market.

WMIH Corp. is a publicly-traded company focused on identifying and consummating an accretive acquisition transaction across a broad array of industries, with a primary focus on the financial institutions sector. In addition to certain legacy reinsurance assets and non-recourse run-off liabilities, WMIH has approximately $600 million in cash and cash equivalents and federal net operating loss carry forwards of approximately $6.0 billion that are not subject to any annual use limitation and will not begin to expire until 2032. WMIH’s shareholders include a number of institutional investors, the largest of which is KKR.

“Nationstar aligns perfectly with our acquisition strategy and has a strong track record of providing mortgage servicing and loan and real estate offerings in various market conditions,” said Bill Gallagher, Chief Executive Officer of WMIH. “Nationstar’s talented and experienced management team, best-in-class servicing platform, and continued investments in customer education and self-service position it for growth across channels and services. We look forward to working with Nationstar’s talented team to build on the Company’s strong foundation to drive growth, expand the platform and create shareholder value. The combined company is expected to benefit from WMIH’s platform and financial attributes, which are expected to enhance free cash flow available to support business growth and be accretive to shareholders’ equity.”

Jay Bray, Chief Executive Officer and Chairman of Nationstar, said, “We expect this merger to create value for our shareholders in both the near and long-term, including immediate accretion on a cash EPS basis and a cash premium for those of our stockholders who elect to receive the cash merger consideration. I am passionately committed to continuing and accelerating our growth and investment as a leader in our industry, leveraging our best-in-class integrated servicing and originations platform. The Nationstar Board and management team have taken considerable steps to make homeownership simpler and more rewarding for our three million customers and we look forward to identifying additional opportunities to enhance value for the combined company’s shareholders.”

Integration Details

The operating business will retain the Nationstar Mortgage name and Dallas Headquarters and, at least initially, be traded on the NASDAQ under the ticker symbol “WMIH”. Nationstar’s operations will continue as normal and its valued employees will join the combined enterprise. Nationstar’s senior leadership team will lead the combined company.

Upon completing the transaction, the combined company’s Board of Directors will comprise 7 members, including 3 from WMIH and 4 from Nationstar.

Details of the Transaction

Under the terms of the agreement, Nationstar shareholders may elect to receive $18.00 in cash or 12.7793 shares of WMIH common stock for each share of Nationstar common stock they own, subject to an overall proration to ensure that 32% of the total outstanding Nationstar shares are exchanged for the stock consideration. Upon completion of the transaction, Nationstar shareholders will own approximately 36% of the combined company and WMIH shareholders will own approximately 64%.

The aggregate consideration payable to Nationstar shareholders will consist of $1.2 billion in cash and WMIH shares currently anticipated to be valued at approximately $702 million1. In addition, approximately $1.9 billion of Nationstar’s existing senior unsecured notes will be refinanced at closing. WMIH has secured $2.75 billion of financing commitments in connection with the transaction.

Upon closing the Transaction, all outstanding WMIH Series B Preferred Stock and all outstanding warrants to purchase shares of WMIH common stock will be converted into common stock of WMIH. The shares issued pursuant to these conversions are included in the pro forma ownership percentages referenced above. Holders of WMIH’s Series B 5% Convertible Preferred Stock (the “Series B Stock”) will receive approximately 444 million shares of common stock following the mandatory conversion of the Series B Stock at a fixed conversion price of $1.35 per share. Between signing and closing of the transaction, we expect that holders of the Series B Stock will receive approximately 21 million shares of common stock in accordance with the terms of the Series B Stock. Finally, upon closing of the transaction, holders of the Series B Stock also will receive a special distribution of approximately 11 million shares of common stock. As a result, upon consummating the transaction, and on a pro forma basis, holders of the Series B Stock will be expected to own approximately 477 million shares of common stock or approximately 43% of the combined company.

Roadmap to Completion

The transaction has been unanimously approved by the Boards of Directors of both companies and is subject to approval by the shareholders of both companies, as well as regulatory approvals and other customary closing conditions. An entity owned by investment funds managed by an affiliate of Fortress Investment Group LLC, holding approximately 68% of Nationstar’s voting shares, has contractually agreed to support the transaction and elect cash consideration for approximately 34 million shares, subject to proration. KKR, which owns 24% of WMIH’s voting shares, has also agreed to support the transaction.

The transaction is anticipated to close in the second half of 2018.

Advisors

Keefe Bruyette & Woods, a Stifel company, and KKR Capital Markets LLC (“KCM”) acted as financial advisors for WMIH. KCM also acted as placement agent in connection with debt financing for the transaction. Akin Gump Strauss Hauer & Feld LLP and Simpson Thacher & Bartlett LLP acted as counsel for WMIH in connection with the transaction. Citi, Morgan Stanley & Co. LLC and Houlihan Lokey are serving as financial advisors to Nationstar, with Debevoise & Plimpton LLP serving as legal counsel. PJT Partners LP advised the special committee of Nationstar’s board, with Davis Polk & Wardwell LLP serving as legal counsel.

[1]	WMIH stock closed at $0.77 on February 9, 2018. The valuation set forth above, which would result in a pro forma per share equating to $22.39 per NSM rollover share, is calculated based on NSM 2018E EPS consensus of $2.18 adjusted for anticipated incremental debt expense in the transaction, federal net operating loss carryforward utilization and five year average NSM price to equity multiple of 8.7x, adjusted for the implied exchange ratio in the transaction. These assumptions are subject to risks and uncertainties that may cause the pro forma per share price to differ, potentially materially, from $22.39 per share, which could cause the actual aggregate value of WMIH shares received by Nationstar shareholders to be potentially greater than or materially less than $702 million.

Conference Call and Webcast

Nationstar will hold a conference call to discuss the transaction today at 8:00 a.m. ET. The dial-in number for the Nationstar conference call is (855) 874-2685 or (720) 634-2923 for international callers. The participant passcode is 1899207. The call will also be webcast live and can be accessed at the company’s website at www.nationstarholdings.com.

WMIH will hold a conference call to discuss the transaction today at 9:00 a.m. ET. The dial-in number for the conference call is (866) 610-1072 or (973) 935-2840 for international callers. The participant passcode is 6499125. The call will also be webcast live and can be accessed at the company’s website at www.wmih-corp.com.

About WMIH Corp.

WMIH Corp.’s (NASDAQ: WMIH), formerly known as Washington Mutual, Inc., operations consist primarily of WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly owned subsidiary of the Company that is domiciled in Hawaii. The Company’s primary business is a legacy reinsurance business that is currently operated in runoff mode by WMMRC. Additional information regarding WMIH may be found at www.wmih-corp.com.

About Nationstar Mortgage Holdings Inc.

Based in Dallas, Texas, Nationstar Mortgage Holdings Inc. (NYSE: NSM) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States. Nationstar is a recognized leader in the mortgage industry with more than two decades of experience, and its flagship brand, Mr. Cooper, is the largest non-bank mortgage servicer in the nation.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving WMIH and Nationstar. WMIH intends to file a registration statement on Form S-4 with the SEC, which will include a joint proxy statement of WMIH and Nationstar and a prospectus of WMIH, and each party will file other documents regarding the proposed transaction with the SEC. Any definitive proxy statement(s)/prospectus(es) will also be sent to the stockholders of WMIH and/or Nationstar, as applicable, seeking any required stockholder approval. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and security holders of WMIH and Nationstar are urged to carefully read the entire registration statement(s) and proxy statement(s)/prospectus(es), when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by WMIH and Nationstar with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by WMIH may be obtained free of charge from WMIH at www.wmih-corp.com, and the documents filed by Nationstar may be obtained free of charge from Nationstar at www.nationstarholdings.com. Alternatively, these documents, when available, can be obtained free of charge from WMIH upon written request to WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, Attn: Secretary, or by calling (206) 922-2957, or from Nationstar upon written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Blvd, Dallas, TX 75019, Attention: Corporate Secretary, or by calling (469) 549-2000.

WMIH and Nationstar and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of WMIH and/or Nationstar, as applicable, in favor of the approval of the merger. Information regarding WMIH’s directors and executive officers is contained in WMIH’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017 and its Proxy Statement on Schedule 14A, dated April 18, 2017, which are filed with the SEC. Information regarding Nationstar’s directors and executive officers is contained in Nationstar’s Annual Report on Form 10-K for the year ended December 31, 2016, its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, and its Proxy Statement on Schedule 14A, dated April 11, 2017, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement(s) and the proxy statement(s)/prospectus(es) and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, WMIH’s and Nationstar’s expectations or predictions of future financial or business performance or conditions. All statements other than statements of historical or current fact included in this press release that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in WMIH’s Form 10-K for the year ended December 31, 2016 under Risk Factors in Part I, Item 1A and Nationstar’s Form 10-K for the year ended December 31, 2016 under Risk Factors in Part I, Item 1A. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and WMIH and Nationstar believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither WMIH nor Nationstar is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the reports, which WMIH and Nationstar have filed or will file from time to time with the SEC.

In addition to factors previously disclosed in WMIH’s and Nationstar’s reports filed with the SEC and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the merger, including approval by shareholders of WMIH and Nationstar on the expected terms and schedule and the risk that regulatory approvals required for the merger are not obtained or are obtained subject to conditions that are not anticipated; delay in closing the merger; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks associated with investing in real estate assets and changes in interest rates; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; macroeconomic factors beyond WMIH’s or Nationstar’s control; risks related to WMIH’s or Nationstar’s indebtedness and other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contacts

For WMIH Corp.

Andrew Siegel / Aaron Palash

Joele Frank

212-355-4449

For Nationstar

Megan Portacci

469-426-3118